EXHIBIT 10.4

                     PROPANE SALES AGREEMENT

This agreement dated as of April 1, 1994 by and between BP
Exploration & Oil Inc. an Ohio Corporation, ("BP") and Ferrellgas
L.P., a Delaware Limited Partnership dba Ferrell North America
("Ferrell").

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.0  PURCHASE

Subject to the provisions of paragraphs 5.1, 5.2 and 23.0 below, BP agrees to sell and Ferrell agrees to purchase 100% of the propane produced and recovered at BP's refineries located at Lima, Ohio, and Toledo, Ohio. It is estimated that the propane available to Ferrell in 1994 shall be as set forth in Exhibit A, but BP has no obligation to provide Ferrell with any minimum quantity of propane.

2.0  PRODUCT

The product to be sold and purchased hereunder is HD-5 Propane, specifications as set forth in Exhibit D. (sometimes referred to herein as "product").

3.0  SPECIFICATIONS / PRICING SOURCE

3.1 All propane sold hereunder shall meet the Gas Processors Association ("GPA") specification for HD-5 propane in effect at the time of delivery. In addition, odorant will be added as set forth in paragraph 11.0 hereof. THERE ARE NO OTHER ORAL OR WRITTEN GUARANTEES OR WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY GUARANTY OR WARRANTY OF MERCHANTABILITY, FITNESS, OR SUITABILITY OF THE PETROLEUM PRODUCT FOR ANY PARTICULAR PURPOSE.

3.2 Unless otherwise set forth in the terms of this agreement, for the purpose of determining price, all quotations shall be based on the average mean TET Propane, basis Mt. Belvieu, TX as published in O.P.I.S. Petroscan.

4.0  TERMS

4.1  Minimum Three Year Agreement

Subject to the provisions of paragraph 4.2 below, this agreement shall be in effect for a minimum period of three 3 years commencing April 1, 1994 and extending through March 31, 1997. It shall then continue for two years thereafter should neither party terminate this agreement in writing by October 31, 1996. Either BP or Ferrell shall have the independent right to terminate this agreement as of March 31, 1997 by providing written notice to the other party by October 31, 1996, as set forth in paragraph 32.0.

4.2  Termination By BP

In addition to any other rights of termination that BP may have in this agreement, BP reserves the right to terminate this agreement at any time upon prior written notice of 180 days should BP (i) elect to engage in the retail marketing of propane in an area that will be supplied with propane from the Lima and Toledo refineries, whether such marketing is through the purchase of an existing company or otherwise, or (ii) determine that sales between Ferrell and any of its affiliated companies, such as Ferrellgas L.P., do not conform to the requirements of paragraph
9.4 (iii) hereof.

5.0  ALTERNATE USES

5.1  Burn Value

BP will provide Ferrell, at the intervals described in paragraph 16.0, with the value ("burn value") to BP of burning the propane at each of its Lima and Toledo, refineries and the volume of such propane that can be burned at that value at each such refinery. Should this burn value exceed Ferrell's expected price netted back to the refinery gate, it is understood that such volume of propane will be burned at the refinery, provided, however, that Ferrell may nevertheless elect to purchase all or any portion of such propane rather than allow it to be burned, in which event it will pay BP the burn value for the amount of such propane so purchased.

The formula for calculating the burn value of a liquid gallon of propane is: BP's price paid for refinery fuel gas at its Lima or Toledo refinery, as applicable, expressed at the time such refinery fuel is used in dollars per million BTU (Gross) multiplied by 0.0931 million BTU per liquid gallon.

5.2  Alternate Fuels

If alternate refinery fuels are unavailable to BP, BP reserves the right to burn as much propane produced at its Lima or Toledo refineries as may be necessary to maintain refinery operations. In addition, BP shall have the right to withhold and divert as much propane from sale to Ferrell under this agreement as may be necessary to maintain sufficient quantities of alternate fuel in the propane (burn) cavern at BP's Toledo refinery to provide adequate alternate fuel to operate the refinery in the event that other sources of fuel to that refinery are interrupted. The amount of such alternate fuel is approximately 40,000 barrels.
BP and Ferrell will consult with each other as to the time when any such diversion should occur.

6.0  DELIVERY

Deliveries shall be made within BP's usual business hours and at such times as may be required by Ferrell, provided that BP may require reasonable advance notice of each delivery to be given by Ferrell. At the time of giving notice, Ferrell shall furnish BP necessary shipping instructions. BP shall prepare and furnish Ferrell with copies of bills of lading and other shipping papers.

6.1  Tank Truck

Any transport tank truck deliveries shall be effected F.O.B. into the transport tank trucks at loading racks of BP's Lima and Toledo refineries.

6.2  Pipeline

Any pipeline deliveries shall be effected F.O.B. out of BP's Lima, OH refinery into the Texas Eastern Product Pipeline Company's (TEPPCO) Todhunter terminal near Dayton, Ohio (the "Todhunter Terminal") subject to mutual agreement by BP, the pipeline companies used to ship the propane to the Todhunter Terminal and the operator of the Todhunter Terminal, presently TEPPCO. In the event Ferrell is no longer given access to the Todhunter Terminal as a distribution location for Lima production, this will be deemed a fundamental change in the market and an event to initiate negotiations as discussed in paragraph 20.0.

6.3  Tank Car

Any railroad tank car deliveries shall be made F.O.B the railroad tank cars at the loading area at BP's Lima Refinery. In the event that Ferrell requires railroad tank car loading. Since BP has limited railroad tank car loading capability, BP shall supply the railroad tank cars on a best efforts loading basis. The terms which apply to the railroad tank car deliveries shall be pursuant to the Trip Lease as set forth in Exhibit E.

7.0  TITLE, LIABILITY, RISK OF LOSS

Liability of BP shall cease and title to and responsibility for the product delivered hereunder, including risk of loss, shall pass to and rest in Ferrell as follows;

7.1  Tank Truck

For delivery into tank trucks, as product is loaded into transport trucks at the point of delivery, which shall be at BP's
Lima or Toledo refineries.

7.2  Pipeline

For delivery into pipelines, as product passes the flange between the pipeline, that delivers the product and the Todhunter
Terminal.

7.3  Tank Car

For delivery into tank cars, as product is loaded into the tank car at the point of delivery, which shall be at BP's Lima refinery.

8.0  MEASUREMENTS

The volume of propane obtained by measurement hereunder shall be adjusted to a temperature of 60 Degrees F. using "GPA Standard Factors for Volume Correction and Specific Gravity Conversion of Liquified Petroleum Gases," GPA Publication No. 2142 in effect on the date of delivery.

8.1  Transport Truck

Transport truck delivery quantities will be determined: (i) by liquid metering devices (or such other method as the parties may hereafter agree in writing) at BP's propane loading facility at BP's Lima refinery and (ii) by weight at BP's Toledo refinery. All quantities shall be based on the transport bills of lading.

8.2  Tank Cars

Tank car delivery quantities will be determined by standard calibrated tank car tables for the tank cars used.

8.3  Pipeline

Pipeline delivery quantities will be determined by calibrated meters, or if calibrated meters are not available, by the measurement of the delivery tanks before and after delivery on the basis of mutually agreed upon gauge tables.

9.0  PRICE

9.1  Settlement Price

Except as otherwise provided in this agreement, Ferrell will pay
BP the "Settlement Price". The Settlement Price shall consist of a "Minimum Price" (as defined below) plus a sharing revenue above the Minimum Price as provided for in paragraph 9.1 (ii).

i.) The "Minimum Price" per gallon shall be equal to the average of all of the daily spot high/low average prices for Mont Belvieu
T.E.T. propane as published in O.P.I.S. Petroscan for each month, plus an additional $0.0300 per gallon.

ii.) BP and Ferrell will share equally the difference between Ferrell's average sales price netted back to refinery gate and the Minimum Price for all product sold during such term. This amount will then be added to the "Minimum Price" to determine the "Settlement Price." An example illustrating the Settlement Price calculation for the first term shall be as set forth in Exhibit B.

Any product sold by Ferrell pursuant to paragraphs 5.1 above and
18.0 below will not be included when calculating Ferrell's average sales price for the term.

9.2  Alternate Minimum Price

i.) If the average of the high/low average prices for Conway propane averages more than $0.0200 per gallon below the average of the high/low average prices for Mont Belvieu T.E.T. propane during a month, the "Minimum Price" will be calculated as fifty percent (50%) of the average of all of the daily spot high/low average prices for Mont Belvieu TET propane plus fifty percent (50%) of the average of all of the daily spot high/low average prices for Conway/Group 140 propane as published in O.P.I.S. Petroscan, for each month, plus $0.0300 per gallon.

ii.) For pricing terms corresponding to the first and fourth Quarters of a calendar year (January through March or October through December), if the average of the high/low average prices for Conway propane averages $0.0300 per gallon or more over the average of the high/low average prices for Mont Belvieu T.E.T. propane, the "Minimum Price" will become the high/low average price for Mont Belvieu T.E.T. propane plus $0.0350 per gallon for that pricing month.

9.3  Invoicing

i) For invoicing purposes, Ferrell will pay BP the previous month's settlement price for each gallon sold by truck or tank car at BP' s Lima and Toledo, Ohio refineries. Along with each payment, Ferrell shall provide BP a detailed account which substantiates the payment amount. At the end of each month. payment of any difference between the Settlement Price and the provisional invoice price will be made between BP and Ferrell, the Parties shall reconcile any overpayment or underpayment. In the event Ferrell has overpaid, BP shall refund the overpayment amount to Ferrell on the next Banking Day after the overpayment amount is determined. In the event Buyer has underpaid, Seller shall invoice Buyer for the underpayment amount with payment due one Banking Day after Buyer's receipt of Seller's adjusted invoice. By mutual agreement, an adjustment will be made if it is found large cash reconciliations are being made at the end of each term.

ii.) Invoices for pipeline sales will be generated upon completion of arrival of propane at the Todhunter Terminal at a price equal to the previous month's settlement price.

9.4  Determination of Price Netted Back To The Refinery Gate

i.)  For all propane sold into tank trucks and tank cars F.O.B.
the Lima and Toledo refinery loading racks, the price netted back to the refinery gate will be defined as the price at which the product is sold by Ferrell.

ii.) Except as provided in Paragraph 9.4 iii), for all product sold by Ferrell other than F.O.B. the Lima and Toledo refineries, the price netted back to the refinery gate will be defined as the price at which the product is sold by Ferrell minus the applicable transportation costs and charges incurred in delivering the product to the point of sale by Ferrell. These charges may include, but are not limited to:

- - -    Actual truck fees charged to Ferrell if a third party
trucking company is used. If Ferrell-owned transport trucks are used, the truck fee will be determined using common carrier truck rates in effect at the time of delivery for similar deliveries in the area in which the delivery was made. An example of a common carrier trucking company is Grammer Industries (GI) in Ohio.

- - -    Actual published pipeline tariffs charged to Ferrell.

- - -    Actual published railroad tariffs charged to Ferrell.

iii) During any month when Ferrell purchase product delivered from BP's Lima refinery to Todhunter by pipeline, the price netted back to the refinery gate shall be the average mean TET Propane, basis Mt. Belvieu, TX as published in O.P.I.S. Petroscan plus US$.0150 per Gallon.

iv.) The price netted back to the refinery gate for sales made on a delivered basis by Ferrell to any affiliate of Ferrell, will be determined as if such sale were made on an arms length basis to any of Ferrell's other customers, and shall be based on the alternative purchase economics report generated by any affiliate of Ferrell, a copy of which is attached hereto as Exhibit C. Ferrell will cause any affiliate of Ferrell to provide alternate purchase economics upon request as part of the auditing process. should BP determine that sales were made by Ferrell to an affiliate at a price less than that described above, BP will be refunded the difference. In addition, if it is determined that such sales are deliberately made at such less price, BP shall thereupon have the right to terminate this contract as provided in paragraph 4.2 above.

9.5  Sales Data From Ferrell

Ferrell will provide to BP, on a daily basis within four (4) days of date of delivery, by facsimile, telex or overnight mail, a summary of their sales data which will include, but not be limited to, shipping date, bill of lading number, quantity, Ferrell price netted back to the refinery gate, and total value of sale.

10.0 AUDITING

10.1 General Provisions

BP shall have the right, during and after any termination of this Agreement, upon 5 business days, advance notice, to audit the books and all records of Ferrell relating to the delivery of propane and to place personnel in Ferrell's office for such purpose, except that if BP reasonably believes that a shorter notice period is necessary due to deliberate falsification of documents or deliberate violation of the agreement to enable it to conduct an accurate audit, it shall have the right to do so on no less than 24 hours notice. Ferrell shall maintain such books and records for 42 months after the date of each invoice under this Agreement. Ferrell shall incorporate BP's right to audit into any assignments of this contract.

BP shall have the right to assess interest on any net underpayment at the end of each three month term that was the result of Ferrell providing inaccurate sales data to BP as discussed in paragraph 9.0, at the then-current thirty day U.S. Treasury bill rate plus two (2) percent, as such rate may change from time to time, during the period from the date of underpayment to the date of full reimbursement. For unresolved claims of interest or underpayment, BP reserves the right to submit the claim(s) to binding arbitration, with the cost shared equally by BP and Ferrell.

10.2 Records Retention

Ferrell shall maintain adequate books and records on its premises in Liberty, Missouri, and/or Houston, Texas, as may be necessary for BP to audit propane sales so as to determine Ferrell's average sales price netted back to the refinery gate.

10.3 Right Of Customer Inquiries

BP shall have the right to contact Ferrell's customers to verify the sales date provided, pursuant to paragraph 9.4, but only if BP has reason to believe that such data has been deliberately falsified.

10.4 Right Of Ferrell Supplier Inquiries

BP shall have the right to contact suppliers of propane to Ferrell to verify alternate purchase economics as referred to in item 9.4 (iii) above.

11.0 ODORIZATION

Unless otherwise advised in writing by Ferrell, BP will furnish and add odorant to propane loaded into transport tank trucks at the rate of one and one-half (1.5) pounds of ethyl mercaptan (or other suitable odorant as my be agreed upon in writing by both parties) per 10, 000 gallons of propane. Propane delivered into tank cars and by pipeline will not have odorant added to it. Presently, BP cannot odorize propane loaded into tank cars. When and if this capability is added, the contract will be amended accordingly.

12.0 DEMURRAGE

Demurrage shall be paid per running hour at the rate charged by the carrier/owner for the time that loading exceeds allowed freetime. The parties hereto shall not be liable for demurrage caused by stoppage or restraint of labor of carrier. Carrier/owner policy shall apply as to the allowable freetime and demurrage rate. The party causing said excess loading time shall be liable for payment of demurrage charges to the carrier/owner.

13.0 TERMS OF PAYMENT

For all tank car and tank truck loadings, Ferrell will pay BP by wire transfer three times monthly, on the sixteenth (16th) of the month for all product lifted from the first (1st) through the tenth (10th) of the month; on the twenty sixth (26th) of the month for all product lifted from the eleventh (11th) through the twentieth (20th), and on the tenth (10th) of the succeeding month, for all product lifted from the twenty first (21st) through the end of the month. All product delivered by pipeline will be paid for by wire transfer within two (2) days of receipt of invoice and documentation. Once the difference between the invoice price and settlement price has been determined at the end of each one month term, and if money is owed BP, payment will be due by wire transfer within (2) days of receipt of invoice and documentation. If money is owed Ferrell, Ferrell's account with BP will be credited. BP shall have the right to change payment terms extended to Ferrell should Ferrell change the payment terms it extends to its customers for sales of propane covered by this agreement. BP shall have the right to charge and collect from Ferrell a reasonable service charge on past due amounts at the rate and on the terms established from time to time by BP. If during the life of this agreement, the financial responsibility of Ferrell becomes impaired to the extent that BP, in its reasonable judgement has cause to believe Ferrell may be unable to comply with the terms of payment set forth in this agreement, it is understood and agreed that BP shall have the right to reduce Ferrell's current credit limit and cash on delivery or cash deposit or other satisfactory security may be required before any further deliveries are made. Failure of Ferrell to comply substantially with terms of payment, or failure to maintain financial responsibility satisfactory to BP as described in the preceding sentence, or failure to comply with BP's demand for cash on delivery or cash deposits or other security, shall be cause for BP to suspend further shipments and deliveries under this agreement or to terminate this agreement without liability for any damages occasioned by such suspension or termination.

It is the responsibility of Ferrell promptly to provide BP with any federal, state, or local gallonage or sales tax exemptions. Ferrell otherwise will be billed for such tax liabilities which will become due immediately upon receipt of notification.

All payments shall be credited against the earliest dated invoices.

14.0 EVENTS OF DEFAULT

In addition to, and not in limitation of, any provision of this agreement or of applicable law, if any one or more of the following Events of Default shall happen, then this agreement may be terminated at the option of the party not in default, although such termination shall not be deemed an election of remedies:

An "Event of Default' shall have occurred if either Party (the "Defaulting Party") shall (i) file a petition or otherwise commence or authorize the commencement of a proceeding or case under any bankruptcy, insolvency, reorganization, or similar law for the protection of creditors, or have any such petition filed or proceeding or case commenced against it and it is not successful in having such petition, proceeding, or case dismissed within 60 days, or (ii) have a liquidator, administrator, receiver or trustee appointed with respect to it or any substantial portion of its property or assets, or

(iii) propose or make a general assignment or an arrangement or composition with or for the benefit of its creditors, or (iv) be dissolved.

If an Event of Default occurs, the Party other than the Defaulting Party (the "Non-Defaulting Party") shall have the right to liquidate this Agreement by sending a liquidation notice to the Defaulting Party, and liquidation shall be effective upon the date the notice is sent (the "Liquidation Date"). Such notice shall contain the Non-Defaulting Party's commercially reasonable determination of (i) the "Market Value" (obtained by multiplying the then current market price for the type of crude oil and/or petroleum product, delivery period and location specified in this Agreement, by its respective quantity specified in this Agreement); (ii) the "Contract Value" (obtained by multiplying the price of the crude oil and/or petroleum product specified in this Agreement by its respective quantity in this Agreement); (iii) the "Liquidation Value,' (obtained by calculating the absolute difference between the Market Value and the Contract Value); and (iv) the "Liquidation Amount" (obtained by discounting the Liquidation Value at the 30 day Commercial Paper (high grade unsecured) rate as quoted in the Wall Street Journal (Money Rates column) on the Liquidation Date, from the the date on which payment would have otherwise been due pursuant to this Agreement to the Liquidation Date) with the Liquidation Amount being due to the Buyer if the Market Value exceeds the Contract Value and to the Seller if the Contract Value exceeds the Market Value. The Non-Defaulting Party shall set off or aggregate, as appropriate, the Liquidation Amount, and (at the election of the Non-Defaulting Party) any or all other amounts due and outstanding under this Agreement or any other agreement between the Parties so that all such amounts are aggregated and/or netted to-a single "Liquidated Payment" payable by one Party to the other. The Liquidated Payment shall be paid by the owing Party no later than the next Banking Day after the Liquidation Date.

Each Party agrees that (i) any Liquidated Payment constitutes a reasonable determination of liquidated damages and is not a penalty, and (ii) the Defaulting Party shall forever indemnify and hold the Non-Defaulting Party harmless from any and all reasonable out of pocket costs, including without limitation attorney's fees, directly incurred by the Non-Defaulting Party in the exercise of any of its remedies hereunder.

15.0 DAMAGES

BP and Ferrell expressly agree that neither party shall be liable for indirect, special or consequential damages, except for said damages as may arise from BP's failure to make available to Ferrell the quantities of propane required to be made available under the terms and provisions of this agreement.

16.0 INFORMATION

BP agrees to provide to Ferrell, a minimum of once per month, production, inventory and propane burn capability information. This information will include, but is not limited to, propane production forecasts, propane burn values, propane burn volume forecasts, propane burn capability, Lima propane cavern inventory, and prior month production rates.

17.0 STORAGE

Ferrell will have access to 200,000 barrels of storage at BP's Lima refinery for strategic inventory management. of this amount, it is understood that 40,000 is unable to be retrieved from the cavern because it is below the minimum suction height for the pump in service. At the Toledo refinery, Ferrell will have access to a minimum of five (5) and a maximum of ten (10) 600 - barrel propane storage bullets. The total number of bullets available is depended upon whether BP is burning propane and/or moving other gas liquid products out of the Toledo refinery through these bullets.

18.0 TAKE OR PAY

Except to the extent that Ferrell may be excused by force majeure, as provided in Paragraph 23.0 hereof, if Ferrell fails to take delivery of any product meeting the paragraph 3.0 specifications above, in the quantities, at the times and under the conditions herein provided, BP shall have the right, after full utilization of the storage facilities BP is making available to Ferrell for product not so taken, to dispose of any quantities of any of said product not so taken either by sale to third parties in good faith and in a commercially reasonable manner, or by burning as refinery fuel and/or flaring such product. In such event, Ferrell shall pay BP for the quantity of product so disposed of at the price specified below. Ferrell will pay BP the difference between the daily spot high/low average price for Mont Belvieu T.E.T. propane as published O.P.I.S. Petroscan plus $0.040 per gallon on the day the product is disposed of by BP and the value BP receives in disposing of the product. Should Ferrell find it necessary to move product to outside storage, Ferrell will pay for such product the daily spot high/low average price for Mont Belvieu T.E.T. propane plus $0.030 per gallon on the date of delivery of such product by BP to Ferrell.

19.0 MUTUAL INTENTION AS TO TERMINATION

The parties hereby agree that under any "freeze" of supplier/purchaser relationships imposed under Department of Energy Regulations or any other federal, state, or local governmental statute or regulation that may be promulgated, which requires the consent of either or both parties to the termination of such relationships, such consent shall be given by either party at the request of the other should this agreement terminate or be terminated in whole or in part in accordance with the provisions hereof. The parties agree to execute such documentation as may be necessary from time to time to effectuate such termination.

20.0 MARKET INFLUENCES

BP and Ferrell realize that there may be influences on this propane market, which, over time, may affect the spirit of this agreement. A key influence is the Conway propane market's relationship to the Mt. Belvieu propane market, which historically has typically ranged 0.0 to 3.0 cents per gallon above Mont Belvieu prices. The local market itself or the elimination of the Todhunter Terminal as a distribution location as discussed in paragraph 6.2 may significantly alter the economic benefit the parties hereto expect to receive under this agreement. Should significant market changes occur, which affect the spirit of this agreement or the expected economic benefits to either party hereunder, the parties hereto agree promptly to negotiate in good faith to add, change or delete the terms and conditions of this agreement, including without limitation, adjustment of the Settlement Price, as may be reasonably necessary to preserve the spirit of this agreement and the expected economic benefit hereunder. In addition to an other rights of termination either party hereto may have in this agreement, if the parties are unable to negotiate mutually satisfactory additions, changes, or deletions as provided above, each party hereto shall have the right to terminate this agreement upon 180 days prior written notice to the other party, which notice may be given at any time after the occurrence of the aforesaid significant market change This is expected to be an exceptional occurrence; fundamentals in this market do not change frequently.

21.0 OWNERSHIP OR OPERATION OF REFINERIES

Nothing in this agreement shall be deemed to require BP to continue to own or operate its Toledo or Lima refineries if, in its sole discretion, BP elects not to do so; provided, however, that BP shall cause each transferee of the Toledo or Lima refineries, or both, as the case may be, to assume this agreement and agree to perform all of the obligations, terms, conditions, duties and liabilities to be performed by BP hereunder for not less than one calendar year after such transfer.

22.0 CLAIMS

Claims on account of quantity or quality of product, except claims caused by a failure by BP to add odorant as required by paragraph 11 . 0 hereof, shall be waived unless made in writing within sixty (60) days after delivery. Ferrell will notify BP within fifteen (15) days of any claims against Ferrell relating to propane delivered by BP hereunder that arises out of an alleged failure to add odorant as required by paragraph 11. 0 hereof.

23.0 FORCE MAJEURE

Except for payments due hereunder, each party shall be excused from performance under this agreement when and to the extent that such performance is delayed or prevented by reason of any cause beyond the control of the party, including, but not limited to, acts of God; acts of enemies of the United States; perils of navigation; floods; storms; fire; strikes; lockouts; labor disturbances; riots civic commotion; hostilities; war (declared or undeclared); governmental restrictions and prohibitions; compliance (voluntary or involuntary) with any order or request of any governmental agency or authority; accidents; breakdown, slowdown or stoppage of refining or transportation or delivery facilities; and shortages of supply of fuel, crude oil, other raw materials or petroleum products. In addition, planned slowdowns or shutdowns of refinery facilities for periodic or unforeseen maintenance shall excuse BP from performance hereunder. Notwithstanding the foregoing, settlement of strikes or differences with workers shall be entirely within the discretion of the party having such difficulty. Any party excused from performance pursuant to this paragraph shall be excused only to the extent such performance is delayed or prevented by the Force Majeure, and promptly after the cessation of the Force Majeure this agreement shall continue in full force and effect.

24.0 TAXES

In addition to the prices for propane specified in this agreement, Ferrell agrees to pay BP the amount of any taxes, fees, duties, or other charges not already included in the price which may be imposed directly or indirectly by any municipal, state or Federal law or governmental authority upon the sale, use, storage, delivery or handling of propane purchased hereunder or otherwise resulting from or measured by the purchase of propane hereunder if BP is required to pay or collect such amounts.

25.0 FERRELL'S BUSINESS - INDEMNITY

The business conducted by Ferrell in marketing products purchased hereunder is the independent business of Ferrell, and this agreement shall not be construed as reserving to or conferring upon BP any right to direct or control any of Ferrell's employees or the manner in which the business operations of Ferrell shall be conducted. Ferrell agrees to comply with all federal, state and local laws, ordinances, rules, orders and regulations relating to Ferrell's business and the sale, handling and distribution of propane. Ferrell agrees to indemnify and hold BP, its agents and employees, harmless from and against any and all expense, liability, claims, and causes of action except as may be attributed to the negligent acts or omissions of BP, its agents or employees, directly or indirectly resulting from, arising out of or connected with any accident or anything whatever occurring from any cause in connection with the operation or conduct of Ferrell's business.

26.0 ASSIGNMENT

This agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns, but neither the rights nor the duties of Ferrell under this agreement may be voluntarily assigned or delegated without the prior written consent of BP, which shall not be unreasonably withheld. Notwithstanding the foregoing sentence to the contrary, the prior written consent of BP shall not be required for the assignment or delegation by Ferrell to any individual or entity who now or hereafter controls, is controlled by, or under common control with Ferrell, including without limitation, the parent company of Ferrell, any subsidiary of Ferrell, an affiliate of Ferrell, or any subsidiary of said parent, provided that any such assignment or delegation shall not relieve Ferrell of its obligation under this agreement in the event that such assignee or delegee fails to perform such obligations.

27.0 SECTION HEADINGS AND CAPTIONS

All section headings and captions used in this agreement are for convenience of reference and shall not affect the interpretation of this agreement.

28.0 EXHIBITS

All exhibits described in this agreement shall be deemed to be incorporated in and made a part of this agreement, except that if there is any inconsistency between this agreement and the provisions of any exhibit, the provisions of this agreement shall control.

29.0 AMENDMENTS

Except as otherwise provided, this agreement shall not be modified except by written agreement signed on behalf of BP and Ferrell by their respective authorized representatives.

30.0 NO WAIVER

The failure of either party any time to require performance by the other of any provision of this agreement shall in no way affect that party's right to enforce such provision, or shall the waiver by either party of any breach of any provision of this agreement be taken or held to be a waiver of any further breach of the same or any other provision.

31.0 AFFILIATE DEFINED

For purposes of this agreement, an affiliate of Ferrell shall be defined as any person, company or other entity that owns a majority of all classes of the stock of Ferrell or of which Ferrell owns a majority of all classes of the stock (or other equity interest) or a majority of all classes of the stock or other equity interest of which is under common ownership with a majority of all classes of the stock of Ferrell.

32.0 NOTICES

Except as otherwise provided in this Agreement, all written notices shall be sent by U.S. mail, private courier (overnite next day delivery), telex or telefax to the address listed below, and the effective date of a notice shall be the date of receipt by the addressee. A Party shall promptly notify the other Party of any address change.

If to BP:

BP Exploration & Oil Inc.
ATTN:     LPG Trader/Distribution Coordinator
200 Public Square, 5B-4655
Cleveland, OH 44114
telefax 216-586-5243
telex 62917760 (preferred mode of communication)


If to Ferrell:

Ferrellgas L.P.,
dba Ferrell North America
Attention:   Director of Trading & Marketing
P.O. Box 4644
Houston, TX 77210
FAX 7138765567

33.0 GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO U.S.A. (WITHOUT REFERENCE TO ANY CONFLICT OF LAW RULES). EACH PARTY EXPRESSLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE OF OHIO, U.S.A. AND TO THE VENUE OF FEDERAL AND STATE COURTS SITUATED IN THE CITY OF CLEVELAND, COUNTY OF CUYAHOGA, STATE OF OHIO, AND AGREES TO ACCEPT SERVICE OF PROCESS BY REGISTERED MAIL. EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION IT MIGHT OTHERWISE HAVE TO SUCH VENUE, ANY RIGHT TO REMOVE OR TRANSFER JURISDICTION TO ANY OTHER FORUM, AND ANY RIGHT OF SOVEREIGN IMMUNITY.

34.0 ENTIRETY

This agreement constitutes the entire agreement and understanding between BP and Ferrell concerning the subject matter hereof, merging and superseding all prior agreements and understandings, whether oral, written, expressed or implied between Ferrell and BP. All prior agreements between Ferrell and BP concerning the subject matter hereof are hereby terminated.

In witness whereof, the parties have caused this Agreement to be executed as of the date first above written.

Ferrellgas L.P.,
dba Ferrell North America


By:      /s/ James E. Ferrell

Title:   Chairman/Chief Executive Officer

BP Exploration & Oil, Inc.

By:      /s/ Michael W. Press

Title:    Senior Vice President

                           EXHIBIT A

                    1994 LIMA/TOLEDO BUDGET

                       PRODUCTION VOLUMES

                              MBD

                        LIMA               TOLEDO           TOTAL
    JANUARY              4.6                1.1               5.7
    FEBRUARY             5.4                1.1               6.5
    MARCH                5.4                1.2               6.6
    APRIL                5.4                1.2               6.6
    MAY                  5.4                1.1               6.5
    JUNE                 5.4                1.1               6.5
    JULY                 5.4                1.1               6.5
    AUGUST               4.2                1.1               5.3
    SEPTEMBER            3.4                1.1               4.5
    OCTOBER              5.0                1.2               6.2
    NOVEMBER             5.5                1.0               6.5
    DECEMBER             5.5                1.0               6.5
    AVERAGE              5.0                1.1               6.1
    TOTAL (MILLION GAL) 76.7               16.9              93.6



                                                       EXHIBIT C

                                          FERRELLGAS LOCATIONS

                  ASHLAND       ASHLAND  MARKWEST        TET         TET           SOHIO      SOHIO       AMOCO       AMOCO        A
               CATLETTSBURG     CANTON    SILOAM      TODHUNTER   COSCHOCTON      TOLEDO      LIMA      G. SPRINGS   MILFORD     HUN
                    0.0           0.0      0.0           0.0         0.0            0.0        0.0         0.0         0.0
                   COST           COST     COST          COST        COST           COST       COST        COST        COST
                   ----           ----     ----          ----        ----           ----       ----        ----        ----
PRICE ADJUSTMENT
CHILLICOTHE  OH     3.5            0.0      0.0           0.0         0.0            0.0        4.8         0.0         0.0
DAYTON  OH          5.9            0.0      4.8           2.8         5.5            5.5        3.1         0.0         0.0
GREENFIELD  OH      4.2            0.0      0.0           0.0         0.0            0.0        4.5         0.0         0.0
GROVE CITY  OH      4.8            0.0      3.7           3.9         3.1            5.2        3.9         4.2         0.0
HEBRON  OH          5.2            0.0      4.2           4.5         2.4            5.9        4.5         4.5         0.0
LEBANON  OH         5.9            0.0      0.0           0.0         0.0            0.0        4.2         0.0         0.0
LOGAN  OH           3.5            0.0      0.0           0.0         0.0            0.0        5.2         0.0         0.0
MANSFIELD  OH       7.8            0.0      5.9           5.5         3.1            3.6        3.5         2.6         0.0
MILFORD  OH         5.2            0.0      0.0           0.0         0.0            0.0        4.8         0.0         0.0
NORVALK  OH         0.0            0.0      0.0           6.3         3.9            2.3        3.7         0.0         0.0
ONTARIO  OH         7.3            0.0      5.9           5.5         3.3            3.1        3.3         2.6         0.0
RADNOR  OH          5.9            0.0      4.8           4.2         3.5            3.9        2.9         0.0         0.0
SPRINGFIELD  OH     5.9            0.0      4.5           2.6         4.5            4.8        2.9         0.0         0.0
BARNESVILLE  OH     0.0            3.1      6.7           0.0         3.1            0.0        0.0         0.0         0.0
DOVER  OH           0.0            1.7      7.8           0.0         0.0            5.5        5.5         0.0         0.0
NEWTON FALLS  OH    0.0            2.3      0.0           0.0         0.0            5.9        7.0         0.0         0.0
WINCHESTER  OH      0.0            0.0      0.0           0.0         0.0            0.0        5.5         0.0         0.0
MASSILON  OH        0.0            0.0      0.0           0.0         0.0            0.0        5.5         0.0         0.0


                           Exhibit D

SOHIO OIL MANUFACTURING SPECIFICATIONS             Spec. No. MA-6
                                                           Page 1

     -    LIMA REFINERY                           LPG PROPANE
     -    TOLEDO REFINERY

     CONFIDENTIAL                                 Issued: 1/25/89
                                                  Replaced:12/l/88



I.   SPECIFICATIONS


                                          TEST                 LPG
                                         METHOD              PROPANE    NOTES
                                                                          4
Vapor Pressure, psig @ 100 degrees F      D 2598      Max.      208
95% Evap., Temp., degrees F               D 1837      Max.      -37
     -or-
Butane and Heavier, vol. %                D 2163      Max.      2.5
Sulfur, gr/100 ft3                        D 3246      Max.       10
Corrosion, Copper Strip                   D 1838      Max.        1       1
Residual Matter                           D 1258
  Residue on evaporation, ml                          Max.     0.05
  Oil Stain Observation (0.3 mls.)                            No stain
Valve Freeze, Minutes                     D 2713      Min.        3       2
Stench, Ethyl Mercaptan,
  1b/10,000 gals.                                               1.5       5
Propylene Content, vol. %                 D 2163      Max.        5
Propane Content, vol. %                   D 2163      Min.       90
Specific Gravity                          D 2598              .500-.510   3
Volatile Chlorides, ppm                   D 2384      Max.       15       3
Hydrogen Sulfide Content                  D 2420               Pass       6
Free Water Content                                    Max.     None       7

NOTES:

1.   Rokon is not permitted in order to meet corrosion.
2.   Not required on pipline movements.
3.   Only required on deliveries to TET Todhunter terminal.
4. These specs conform to GPA 2140-80 specs for both Commercial Propane and HD 5 propane, to ASTM D 1835 specs for Commercial Propane, to ASTM D 2154 specs for Special Duty Propane and to TET HD 5.
5.   Not applicable to pipeline shipments.
6. An acceptable product shall not show a distinct coloration on moist lead acetate paper.
7. The presence or absence of water shall be determined by visual inspection.



                           EXHIBIT B

            EXAMPLE OF SETTLEMENT PRICE CALCULATION

ASSUMPTIONS

Average of Mont Belvieu TET Propane for one    month term         22.000

     Daily Spot High/Low Average Prices (cent/gal)


Ferrell Average Sales Price                                       27.000

     Netted Back to the Refinery Gate (cent/gal)


CALCULATION

Minimum Price (cent/Gal) 22.000 + 3.00 = 25.000

Netback Sharing (cent/Gal) 27.000 - 25.000 x .50 = 1.000

Settlement Price (cent/Gal) 25.000 + 1.000 = 26.000



RAIL CAR TRIP LEASE PROVISIONS

1. Seller hereby sub-leases (subject and subordinate to Seller' s rights under its primary lease) to Buyer its "Railcar(s)", sent by Seller to Buyer, s designated location ("Destination"), and Buyer accepts such Railcars under the terms set forth herein. Railcars shall be sub-leased hereunder from the time of departure at Seller's point of shipment until the Railcar is returned empty to the railroad at Buyer's Destination according to the routing instructions given by Seller (the "Return Point").

2. Buyer may use the Railcars only for the transfer and discharge of petroleum product at Destination. Buyer is allowed "Freetime" of 7 consecutive calendar days after arrival of the Railcar at Destination. Freetime shall commence at 12:01 am local time on the day following the day Railcar arrives at Destination. Buyer shall pay Seller, upon receipt of Seller's invoice, a rental fee of US$50.00 per day per Railcar, for each day or partial day in excess of Freetime until Buyer returns the Railcar to the railroad. Buyer shall also pay Seller, upon receipt of Seller's invoice, for any demurrage or storage charges levied by any third party transportation company as a result of Buyer not returning Railcars to railroad within said Freetime.

3. Each Railcar shall be returned to the Return Point empty, clean, in a safe condition, and in the same good repair as when received by Buyer. Buyer shall report promptly to Seller all loss or damage sustained by any Railcar. If Buyer makes minor repairs thereto, Buyer shall notify Seller of the nature of such repairs no later than the close of business on the day following the day of completion of the repair, unless otherwise directed by Seller. The cost of repair and/or replacement, including but not limited to parts and labor, for any or all damage to any Railcar that occurs while in Buyer's possession, except ordinary wear or tear in normal operation, shall be at Buyer's expense, and Buyer shall reimburse Seller for all sums expended by Seller for such repairs and/or replacement, provided, however that that this undertaking shall not be construed to make Buyer responsible for damages to any Railcar arising from an Act of God, the Public Enemy, Fire, Flood, or other similar causes or caused by the sole negligence of either Seller or railroad.

4. Buyer agrees to indemnify and hold Seller harmless from and against all loss, damage, or claim for injury or death to any employee of Buyer or to any other person and for damage to any property whatsoever (real or personal, including any Railcar leased hereunder and commodities loaded, contained in, or shipped therein) that may result proximately or indirectly from the lease of any Railcar to Buyer except while such Railcar is in the custody of a railroad which is a subscriber to the Code of Interchange Rules, provided however, that Buyer shall not be required to indemnify or hold Seller harmless from any losses, damages, or claims to the proportionate extent damages from such claims result from the negligent acts of Seller, its employees, or agents.

5. Any mileage credits allowed by the railroad carriers shall accrue to and be collected by Seller. If Buyer relinquishes railroad tankcar mileage credits which should otherwise accrue on a movement of Buyer's product in Seller's Railcar, then Buyer shall pay to Seller, upon receipt of Seller's invoice, an amount equal to such relinquished credits.

6. This lease shall continue in full force and effect for the same term as the Agreement.